Exhibit 10.9 2007 Two Tiered Executive Compensation Arrangement

2007 Incentive Cash Compensation Program. During 2007, named executive officers, Messrs. Murphy, Shencavitz, Bonsey, Dalton, Hurley, and Leackfeldt participated in an annual cash incentive compensation plan with two tiers representing an opportunity for incentive payments. This plan was approved by the Company's Board of Directors in 2007, but is not reduced to a formal written plan, arrangement, or program. The first tier provided for a payment equal to the corporate payout to the majority of all staff based on the final net income of the Company for 2007. A second tier provided for a pool of funds of one-and a half times the percentage paid under the general corporate plan to be distributed among nine identified senior managers at the Board’s discretion based on performance, completion of strategic initiates, and functional results for 2007. Each named executive received 5% of their 2007 base salary under tier one and a pro-rata share of the second $83,850 discretionary pool distributed among the nine senior managers. The total distribution to named executive officers represented 12.50% of their 2007 base earnings.

The 2007 two tiered incentive program is detailed in the table immediately below. Line A represents the 2007 income threshold required to trigger any incentive payment to plan participants. The Company achieved the $7.154 million net income bolded on Line D, and payments were distributed accordingly to the named executive officers.

	2007 Net Income	Tier 1 General Incentive Payout as Percent of Salary	Tier 2 Percentage of Salary Contributed to Discretionary Pool for Senior Management	Dollars Contributed to Senior Management Discretionary Pool

A	$6,880,000 (Threshold)	3.00%	4.50%	$ 50,316
B	$7,017,000	4.00%	6.00%	$ 67,088
C	$7,085,000	4.50%	6.75%	$ 75,474
D	$7,154,000	5.00%	7.50%	$ 83,850
E	$7,223,000	5.50%	8.25%	$ 92,246
F	$7,292,000	6.00%	9.00%	$100,632